Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Human Genome Sciences, Inc. Amended and Restated Stock Incentive Plan of our reports dated February 26, 2009, with respect to the consolidated financial statements of Human Genome Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Human Genome Sciences, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Baltimore, Maryland
April 30, 2009